As filed with the Securities and Exchange Commission on August 2, 2022
Registration No. 333-58747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARRIOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-2055918 (I.R.S. Employer Identification No.)

7750 Wisconsin Avenue
Bethesda, MD 20814
(Address of Principal Executive Offices, Zip Code)

Marriott International, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

Rena Hozore Reiss, Esq.
Executive Vice President and General Counsel
Marriott International, Inc.
Dept. 52/923
7750 Wisconsin Avenue
Bethesda, MD 20814
(301) 380-3000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Krista P. Hanvey
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue Suite 2100
Dallas, TX 75201
(214) 698-3425

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY STATEMENT
Marriott International, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to amend the Registration Statement No. 333-58747 on Form S-8, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Registrant on July 9, 1998 (the “Prior Registration Statement”), registering the offering and sale of up to 5,000,000 shares of class A common stock of the Registrant, par value $0.01 per share (the “Class A Common Stock”), as may be issued from time to time under the Marriott International, Inc. Employee Stock Purchase Plan (the “Plan).

The Registrant is filing this Post-Effective Amendment with the SEC to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of the Registrant’s Class A Common Stock that remain unsold as of the date hereof. The Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Class A Common Stock and the Company hereby terminates the effectiveness of the Prior Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on August 2, 2022.

MARRIOTT INTERNATIONAL, INC.
By:	/s/ Andrew P.C. Wright
Name: Title:	Andrew P.C. Wright Vice President, Senior Counsel and Secretary
Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign Post-Effective Amendment No. 1 to the Prior Registration Statement.
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